SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 26, 2012

AARON’S, INC.

(Exact name of Registrant as Specified in its Charter)

Georgia	1-13941	58-0687630
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

309 E. Paces Ferry Road, N.E. Atlanta, Georgia	30305-2377
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (404) 231-0011

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

This press release presents the Company’s net earnings and diluted earnings per share excluding the reversal of a $35.5 million charge recorded in the first quarter of 2012 related to a previously announced lawsuit verdict against the Company, and associated legal fees and expenses. This measure is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”).

While the lawsuit may not be considered as non-recurring in nature in a strictly accounting sense, management regards the circumstances of this particular lawsuit as infrequent and not arising out of the ordinary course of business. The lawsuit adjustment involves matters that are not entirely susceptible to prediction or effective management, and consequently management believes that presentation of net earnings and diluted earnings per share excluding the reversal of this accrual is useful because it gives investors supplemental information to evaluate and compare the performance of the Company’s underlying core business from period to period. In addition, in prior periods, the Company presented net earnings and diluted earnings per share excluding the charge; consequently, the Company believes that presenting those same financial measures excluding the reversal of the charge in the most recent period provides a more balanced overall presentation. Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share, which are also presented in the press release.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired:

None.

(b)	Pro Forma Financial Information:

None.

(d)	Exhibits:

Exhibit No.	Description

99.1	Aaron’s, Inc. press release dated April 26, 2012, announcing the Company’s financial results for the first quarter of 2012 (furnished pursuant to Item 2.02 of Form 8-K).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AARON’S, INC.

	By:	/s/ Gilbert L. Danielson
Date: April 27, 2012		Gilbert L. Danielson Executive Vice President, Chief Financial Officer